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Exhibit 21.1

FOREST OIL CORPORATION
List of Subsidiaries of the Registrant
As of December 31, 2010

State/Province of Incorporation
U.S. Subsidiaries
Forest Oil Permian Corporation	Delaware
Canadian Subsidiary
Canadian Forest Oil Ltd.	Alberta

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  Exhibit 21.1